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Exhibit 23.2

[Letterhead of Conyers Dill & Pearman]

25th March 2004

AXIS Capital Holdings Limited
106 Pitts Bay Road
Pembroke, HM 08
Bermuda

        We hereby consent to the use of our name in the Registration Statement on Form S-1 to be filed on the date hereof by AXIS Capital Holdings Limited with the Securities and Exchange Commission (the "Commission"). In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended or the rules and regulations of the Commission thereunder.

Yours faithfully,
/s/ CONYERS DILL & PEARMAN Conyers Dill & Pearman

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[Letterhead of Conyers Dill & Pearman]